Exhibit A

Mr. Klein also directly owns employee stock options to purchase shares of Class A Common Stock as follows:

Option to purchase 3,000 shares with (i) exercise price of $132.19 per share,
(ii) vesting in five equal annual installments beginning on 09/30/2000 and
(iii) expiration on 08/10/2009

Option to purchase 5,000 shares with (i) exercise price of $242.50 per share,
(ii) vesting as follows: 999 on 06/30/2001, 1,000 on 6/30/2002, 1,000 on
6/30/2003, 1,000 on 6/30/2004 and 1,001 on 6/30/2005 and (iii) expiration on
09/27/2010

Option to purchase 2,500 shares with (i) exercise price of $215.00 per share,
(ii) vesting in five equal installments with the first installment vesting on 04/01/2001 and the remaining four installments vesting annually beginning on 10/01/2001 and (iii) expiration on 10/17/2010

Option to purchase 48,000 shares with (i) exercise price of $20.69 per share,
(ii) vesting as follows: 8,000 on 02/08/2004, 10,000 on 02/08/2005, 10,000 on
02/08/2006, 10,000 on 02/08/2007 and 10,000 on 02/08/2008 and (iii)
expiration on 02/08/2013